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                        INVESTMENT SUB-ADVISORY AGREEMENT


     THIS AGREEMENT, made as of the 1st day of May, 2000, by and between Advantus Capital Management, Inc., a Minnesota corporation, registered as an investment adviser under the Investment Advisers Act of 1940 (the "Adviser") and Credit Suisse Asset Management, LLC, a Delaware limited liability company, registered as an investment adviser under the Investment Advisers Act of 1940 (the "Sub-Adviser").

     WHEREAS, the Adviser is the Investment Adviser to Advantus Enterprise Fund, Inc. (the "Fund"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio selection and related research and statistical services in connection with the Adviser's investment advisory activities on behalf of the Fund and the Sub-Adviser desires to furnish such services to the Adviser;

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

     1.   APPOINTMENT OF SUB-ADVISER

     In accordance with and subject to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection services described herein for investment and reinvestment of the Fund, subject to the control and direction of the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

     2.   OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY THE SUB-ADVISER

     (a) The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund:

          (1) The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Fund and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board


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               of Directors of the Fund and by the Adviser. Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund. The Adviser will provide copies of the Articles of Incorporation, Bylaws, Registration Statement, current Prospectus and Statement of Additional Information of the Fund, as well as any current interpretations by the Board of Directors of the Fund or the Adviser of the investment objectives, policies and restrictions of the Fund set forth therein, prior to commencement of the Sub-Adviser's services hereunder and agrees to promptly inform the Sub-Adviser, in writing, of any changes in such documents or interpretations which may affect the Sub-Adviser's services hereunder, it being understood that such changes will be effective with respect to the Sub-Adviser upon the Sub-Adviser's receipt of such notice.

          (2) In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser shall:
               (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for the Fund consistent with the investment objectives and related investment policies for such Fund as set forth in the Fund's registration statement, as amended; and (3) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing of orders for such purchases and sales.

          (3) In connection with the purchase and sale of securities of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser and the Custodian for the Fund on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. The Sub-Adviser shall render such reports to the Adviser and/or to the Fund's Board of Directors concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably require.

          (4) The Sub-Adviser shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the


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               Fund's Registration Statement, as amended from time to time, and under the 1933 Act and the 1940 Act. In connection with the placement of orders for the execution of the Fund's portfolio transactions, the Sub-Adviser shall create and maintain all necessary records required to be created and maintained by an investment adviser under all applicable law, rules and regulations, including but not limited to Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use, upon reasonable notice and during normal business hours, by the Securities and Exchange Commission, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

          (5) In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund's transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts.

     (b) The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to other fiduciary accounts for which it has investment responsibility. The Sub-Adviser will conform with all applicable rules and regulations of the Securities and Exchange Commission.

     3.   EXPENSES

     During the term of this Agreement, the Sub-Adviser will pay all of its own expenses incurred in connection with its activities under this Agreement.

     4.   COMPENSATION

     In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full


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

compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information of the Fund. The fee shall be payable in arrears on the last day of each calendar month.

     The amount of such annual fee, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

                              ASSETS*                                             FEE
                              -------                                             ---

                      Total assets between $0 and $500 million                   0.65%
                      Total assets between $500 million and $1 billion           0.60%
                      Total assets between $1 billion and $2 billion             0.50%
                      On all assets in excess of $2 billion                      0.45%

     *The term "assets" for purposes of the above schedule shall include all assets advised or sub-advised by the Sub-Adviser for the Adviser, in addition to those assets of the Fund. The aggregation of the assets for purposes of the breakpoints, shall be calculated quarterly based on the aggregate assets on March 31st, June 30th, September 30th and December 31st of each calendar year (or portion thereof) that this Agreement is effective, with the fee rate determined on each such date being applicable to the following period and applied to all assets back to the first dollar of the Fund.

     5.   RENEWAL AND TERMINATION

     This Agreement shall continue in effect for a period of more than two years from the date of this Agreement, only so long as such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund, or by a vote of the majority of the Fund's Board of Directors, and further provided that such continuance is also approved annually by a vote of the majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund on sixty days' prior written notice, or (ii) by either party hereto upon sixty days' prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Advisory Agreement between the Fund and the Adviser or in the event of its assignment. The terms "interested person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act.

     6.   GENERAL PROVISIONS


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     (a)  The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of the Adviser, custodians, securities depositories or other third parties, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Fund or to its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

     (b) The Adviser and the Fund's Board of Directors understand that the value of investments made for the Account may go up as well as down and is not guaranteed, and that investment decisions will not always be profitable. Neither the Adviser nor the Sub-Adviser has made or is making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Fund's Board of Directors acknowledge that this Fund is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by Sub-Adviser are subject to various market and business risks.

     (c) This Agreement shall not become effective unless and until it is approved by the Board of Directors of the Fund, including a majority of the members who are not "interested persons" of parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval, and by a majority of the outstanding voting securities of the Fund.

     (d) The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

     (e) Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any


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of its officers, directors or employees who may also be an officer, director or employee of the Fund, or persons otherwise affiliated with the Fund (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

     (f) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (g) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address: the Adviser and the Fund at 400 Robert Street North, St. Paul, Minnesota 55101-2098, and the Sub-Adviser at 153 East 53rd Street, New York, New York 10022 (Attention: General Counsel).

     IN WITNESS WHEREOF, the parties have duly executed this Agreement.

ADVANTUS CAPITAL MANAGEMENT, INC.

By:
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Its:
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CREDIT SUISSE ASSET MANAGEMENT, LLC

By:
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    Hal Liebes

Its:     GENERAL COUNSEL
    -----------------------------

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